Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended June 30, 2003

Sub-Item 77Q3(a):

The following subcustodians are in addition to those reported on Form N-SAR, Item 15, because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 15. Listed by country, city, subcustodian and type:

Kazakhstan, Almaty, HSBC Bank Kazakhstan, Foreign Custodian Rule 17f-5 South Africa, Johannesburg, Standard Bank of South Africa Limited,
Foreign Custodian Rule 17f-5
Uganda, Kampala, Barclays Bank of Uganda Limited, Foreign Custodian
Rule 17f-5
Ghana, Accra, Barclays Bank of Ghana Limited, Foreign Custodian Rule 17f-5 Korea, Seoul, Deutsche Bank AG, Foreign Custodian Rule 17f-5